Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PERFUMANIA HOLDINGS, INC.

Perfumania Holdings, Inc., a Florida corporation, pursuant to Sections 607.1008 of the Florida Business Corporation Act, hereby adopts the following Amended and Restated Articles of Incorporation:

ARTICLE I
Name

The name of the corporation (hereinafter referred to as the “Corporation”) is:

Perfumania Holdings, Inc.

ARTICLE II
Principal Office and Mailing Address

The principal office and mailing address of the Corporation is: 35 Sawgrass Drive, Bellport, New York 11713.

ARTICLE III
Purpose

The purpose for which this Corporation is organized is to engage in any lawful act, activity, or business permitted under the laws of the United States or the State of Florida.

ARTICLE IV
Capital Stock

The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is Two Thousand (2,000) shares, consisting of One Thousand (1,000) common shares, having a par value of $0.0001 per share, and One Thousand (1,000) preferred shares, having a par value of $0.0001 per share (the “Preferred Shares”).

The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, subject to limitations prescribed by law and this Article IV, to provide for the issuance of Preferred Shares in one or more classes or series, and, by filing Articles of Amendment to the Articles of Incorporation pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in each such class or series, to fix the designations, powers, preferences, and rights of the shares of such class or series and any qualifications, limitations, or restrictions thereof; and, subject to the limitations and restrictions set forth in the Articles of Amendment or Amendments adopted by the Board of Directors originally fixing the number of shares constituting any series or class, to increase or decrease the number of shares of any such class or series subsequent to the issuance of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series of Preferred Shares shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the Amendment or Amendments to the Articles of Incorporation originally fixing the number of shares of such class or series.

Each share of common stock shall be entitled to one vote on all matters submitted to shareholders for approval and each Preferred Share shall have the number of votes set forth in the Articles of Amendment adopted by the Board of Directors creating such Preferred Shares; provided, however, that the Corporation is prohibited from issuing any non-voting shares.

Except as expressly provided in any Amendment or Amendments to the Articles of Incorporation designating any class or series of Preferred Shares pursuant to the foregoing provisions of this Article IV, shares of any class or series of Preferred Shares which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased, or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted or exchanged for shares of stock of any other class, classes, or series, shall have the status of authorized and unissued shares of Preferred Shares and may be reissued as part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of Preferred Shares to be created pursuant to the provisions of this Article IV or as part of any other class or series of Preferred Shares.

ARTICLE V
Board of Directors

The Board of Directors shall consist of at least one director, with the exact number to be fixed time to time fixed by, or in the manner provided in, the Corporation’s bylaws.
ARTICLE VI
Bylaws

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation to the extent permitted by law.

ARTICLE VII
Exculpation; and Indemnification

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages to the Corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Florida Business Corporation Act.

The Corporation shall have the right and power to indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served as a director of any other enterprise at the request of the Corporation. If the Florida Business Corporation Act is amended after the filing of these Articles of Incorporation, of which this Article VII is a part, to authorize corporate action eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraphs of this Article VII shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII
Amendment

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Florida. All rights, powers, privileges, and discretionary authority granted or confessed herein upon shareholders or directors are granted or confessed subject to this reservation.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Perfumania Holdings, Inc. has caused these Amended and Restated Articles of Incorporation to be signed on this 11th day of October 2017 by its duly authorized officer named below.
PERFUMANIA HOLDINGS, INC.,
a Florida corporation
By: /s/ Michael W. Katz
    Michael W. Katz,
Chief Executive Officer

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